                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 4th day of October, 1996 by and between Sunrise Development, Inc., a Virginia corporation, ("Purchaser") and Birtcher Properties, Ltd., a California limited partnership ("Seller").

                                R E C I T A L S:

         A. Seller owns two (2) independent and assisted living facilities (the "Facilities") known as, 1) Hillcrest Inn, Thousand Oaks, California, consisting of 138 units and 2) Sterling Canyon Inn, Valencia, California, consisting of 120 units, together with all common elements, easements and improvements, including, but not limited to all personal property, fixtures, and inventory relating to the Facilities.

         B. Seller owns certain tangible assets in connection with the Facilities.

         C. Purchaser desires to purchase and Seller desires to sell the Facilities and other real and personal property on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Sale of Real Property and Personal Property.

         Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller all right, title and interest of Seller, direct or indirect, fixed or contingent, tangible or intangible, in, under and to the following assets:

         (a)      Real Property.

                  (i)      Certain real property known as;

                                    1) Hillcrest Inn lying in Thousand Oaks,
                                    California, consisting of land (the "Land") and all Facilities, structures, fixtures and other improvements located at 405 Hodencamp Road; and

                                    2) Sterling Canyon Inn lying in Valencia,
                                    California, consisting of land (the "Land") and all Facilities, structures, fixtures and other improvements located at 25815 McBean Parkway.

The Land, Facilities and related real properties (the "Real Properties") are more fully described on Exhibit A, and shall be deemed to include all permits, easements, rights of way, and related appurtenances.


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                  (ii)     Seller's right, title and interest as landlord
                           (whether named as such therein, or by assignment or otherwise) in any leases and subleases, if any, regarding the Real Properties now existing or at any time hereafter made, and all amendments, modifications, supplements, renewals and extensions thereof, together with any refundable security deposits made by tenants of the Real Properties which are now in the possession of the Seller. A schedule identifying each and every party currently leasing a portion of the Facilities, together with a description of the portion leased by each, the applicable lease term, and the rental amount, is attached hereto as Exhibit C.

         (b)      Personal Properties.

                  (i) Any furniture, fixtures, furnishings, machinery, equipment, and all other tangible personal property used in connection with the Real Properties and now located upon the Real Properties, if any. A list of such tangible personal property shall be prepared by the parties during the Study Period described in Paragraph 6 below and will be attached as Exhibit B.

                  (ii) Goodwill, going concern, transferable insurance policies, assignable contracts which have been entered into by Seller in connection with the Facilities, and all plans, permits and records pertaining to the Facilities, including but not limited to licenses and various permits to the extent that they are transferable, and the name of the Facilities to the extent Seller has a transferable right to said names. Seller agrees to cooperate in the transferring of such licenses and permits to Purchaser. Notwithstanding the foregoing the Personal Property shall not include any tradename, trademark, logo or other rights pertaining to the names Birtcher Senior Properties and/or Legendary Service Guaranty.

                  (iii) The tangible and intangible property described in Paragraphs 1(b)(i) and 1(b)(ii) shall be referred to herein as the "Personal Property".

         (c) The Real Properties and all Personal Property may be referred to herein collectively as the "Property" or the "Properties".

2.        No Liabilities.

          Except for the assumption of obligations under assigned leases and contracts accruing on and after the Closing, as reviewed and accepted by Purchaser, Purchaser is assuming no liabilities attributable to Seller's operation or ownership of the Real Properties or any Personal Property therein, including liabilities to Seller's employees. Seller shall terminate all of its employees at the Facilities prior to the date of Closing, and Purchaser may, but is not obligated to, rehire any of the employees in its sole discretion. Seller shall indemnify and hold Purchaser, including its officers, directors, stockholders, partners, employees and agents, harmless from and against



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any and all damages, liabilities, lawsuits, claims, causes of action, costs or expenses, including reasonable attorneys' fees (collectively "Claims"), asserted against them by employees or creditors of Seller, by third parties or by tenants of the Facilities, as a result of actions or failures of Seller prior to Closing with regard to Seller's ownership or operation of the Facilities. In the event of any such suit, claim, cause of action or other proceeding, Seller shall undertake and have responsibility for the full and complete defense thereof at Seller's sole cost and expense, with counsel reasonably acceptable to Purchaser. Purchaser shall indemnify and hold Seller, including its officers, directors, stockholders, partners, employees and agents, harmless from and against any and all damages, liabilities, lawsuits, claims, causes of action, costs or expenses, including reasonable attorneys' fees, asserted against them as a result of actions or failures of Purchaser after Closing with regard to Purchaser's ownership or operation of the Facilities. In the event of any such suit, claim, cause of action or other proceeding, Purchaser shall undertake and have responsibility for the full and complete defense thereof at Purchaser's sole cost and expense, with counsel reasonably acceptable to Seller.

3.        Purchase Price and Deposit.

                 (a) The purchase price for the Property shall be Thirty Million Eight Hundred and no/100 Dollars ($30, 800,000.00) payable in cash ("Purchase Price").

                 (b) Purchaser shall deposit with Chicago Title Insurance Company, Los Angeles, California, or Commonwealth Land Title Insurance Company, Los Angeles, California as "Escrow Agent", a deposit of One Hundred Thousand and no/100 Dollars ($100,000.00) within five (5) days of execution of this Agreement. The deposit will be refundable to Purchaser in the event that Purchaser terminates the Agreement during the Study Period. Sunrise will also post with the Escrow Agent a non-refundable additional deposit of One Hundred Thousand and no/100 Dollars ($100,000.00) upon expiration of the Study Period, unless the Agreement is terminated. Escrow Agent will deposit all funds held by Escrow Agent in an interest-bearing account at a federally-insured commercial bank. The accrued interest on the Deposit shall follow, and for all purposes of this Agreement shall be treated as a part of, the Deposit, and shall be applied to the Purchase Price upon Closing. The initial $100,000.00 deposit and any additional deposits shall be referred to herein as the "Deposit.

                 (c) At Closing, the Deposit shall be applied to the Purchase Price. Should Closing not occur, the Escrow Agent shall distribute the Deposit in accordance with Paragraph 6, 8 or 21, as applicable.

4.        Plans, Engineering, Title Examination,
          Operational Records and Other Documents to Purchaser.

         In consideration of the execution of this Agreement, the Seller agrees to provide to the Purchaser, for Purchasers review, at no cost, all items requested in Exhibit E, within the period of time specified therein. It is also understood by the parties hereto that during the Study Period, Purchaser may request that other items be provided by Seller in addition to those specifically listed in Exhibit E, which items shall be provided if mutually agreed upon by the parties.

5.        Title.

          (a) Purchaser shall obtain a Commitment for Title Insurance (the "Title Commitment"), issued by Chicago Title Insurance Company or Commonwealth Land Title Insurance Co. ("Title Company"), committing to


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insure upon the payment of a requisite premium at standard rates that Purchaser shall acquire good and indefeasible fee simple title to the Properties, subject only to the Permitted Exceptions, as defined herein. Purchaser shall promptly forward a complete copy of the Title Commitment to Seller. Purchaser shall have until the expiration of the Study Period, as defined hereinbelow, within which to object, by written notice to Seller, to any exceptions to title set forth in the Title Commitment. Such objections shall be within Purchaser's sole discretion. If Purchaser fails to object to any such item by written notice to Seller prior to the expiration of the Study Period, Purchaser shall be deemed to have approved such item. If Purchaser objects to any such item by timely written notice to Seller, Seller shall have the right (without any obligation to do so) to cure or attempt to cure Purchaser's objections to such item prior to the date of Closing. In the event Seller is unable to or elects not to cure any one or more of Purchaser's objections, Seller may notify Purchaser in writing of such election and request that Purchaser waive Purchaser's right to terminate this Agreement due to such objections(s). If Purchaser does not terminate this Agreement within ten (10) days of receiving such notice from Seller, Purchaser shall be deemed to have waived its right to terminate this Agreement due to such objections.

          (b) The term "Permitted Exceptions", as used herein, shall mean (i) the lien of real estate taxes not yet due and payable, (ii) all matters revealed in the Title Commitment obtained by Purchaser and approved or deemed approved as provided hereinabove, (iii) all Facilities, zoning and other city, state, county or federal laws, codes and regulations affecting the Properties, provided such zoning or other matters permit the operation of an independent and/or an assisted living facility on the Properties as appropriate to any specific property; provided any objections to the items set forth in this subjection
(iii) shall be made by Purchaser during the Study Period as set forth in Section 5(a) herein, (iv) any existing general utility easements serving the Properties,
(v) any title exception created directly by any act or omission of Purchaser or its representatives, agents, employees or invitees, and (vi) the leases and other contracts affecting the Property which are to be assigned to and assumed by Purchaser at the Closing.

          (c) Title to the Real Properties shall be conveyed to Purchaser at Closing in fee simple by Grant Deed or its equivalent, free and clear of any and all liens, mortgages, deeds of trust and security interests, and free and clear of any and all covenants, conditions, restrictions, easements, rights-of-way, licenses, unrecorded agreements and claims of any persons, encroachments, judgments or encumbrances of any kind whatsoever, except the Permitted Exceptions.

          (d) If the Purchaser elects to have made a survey of the Real Properties, then any objections to title based upon such survey shall be governed by the above Paragraph 5(a). Any such objections shall be due to the Seller on the same date as the title objections are due, and the failure to deliver objections shall constitute a waiver thereof. Purchaser shall bear the cost of the entire premium and expenses for the Commitment, the Owner's policy of title insurance and any survey.

6.        Feasibility Study Period.

          (a) During the period beginning on the date of full execution of this Agreement and for Sixty (60) days thereafter (the "Study Period"), Purchaser shall have the right to review and evaluate the Real Properties, the Personal Property, and the nature and extent of the Properties and operations and all rights and liabilities related thereto. Seller agrees to provide or make available to Purchaser and its authorized representatives all books, records and other information concerning the Real Properties and the personal property in the possession of Seller. Without limiting the generality of the foregoing, Seller shall furnish or make available to Purchaser or its representatives as soon as possible the following which are in Seller's possession:


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               (i)       Any title insurance policies, surveys, contracts,
                         leases, equipment agreements, personnel records and information regarding any claims affecting the Real Properties or the Personal Property, including contracts of employees of Seller currently working at the Real Properties; in no event shall Seller be required to provide any employee medical records;


               (ii) Any licenses and permits currently held by Seller for the Real Properties;

               (iii) Any current Certificates of Use and Occupancy for the Real Properties;

               (iv) Any financial records and other operational information for the Real Property not previously provided to Purchaser per Exhibit E; and

               (v) Information concerning any claims or proceedings in any way pertaining to the Real Properties or the Personal Properties.

          (b) In addition, during the Study Period and thereafter until Closing, Seller and its representatives shall reasonably cooperate with Purchaser in conducting its evaluation of the Real Properties and introduce Purchaser to such persons, other than tenants and occupants, with knowledge of the Facilities as Purchaser shall reasonably request, including Facility employees. However, Purchaser shall not contact or otherwise communicate with any of the tenants or occupants of any of the Facilities whatsoever and shall not contact or otherwise communicate with any of the staff members or other employees or others providing goods or services to any of the Facilities without the prior written consent of Baron Birtcher, Cherri King or Sandy Fleschman ("Senior Executives"), which shall not be unreasonably withheld or delayed. The parties will prepare as soon as possible after the execution of this Agreement a joint communication to be delivered by Seller to the Facility employees.

          (c) At any time during the Study Period, Purchaser shall have the right, in its sole discretion and for any reason or no reason, to terminate this Agreement and receive the return of the Deposit and all accrued interest by providing written notice to Seller and Escrow Agent. Upon such notice, this Agreement shall terminate and be of no further force and effect, and the Deposit and all accrued interest thereon shall be promptly returned to Purchaser by Escrow Agent.

          (d) Upon the expiration of the Study Period, Purchaser shall have thirty (30) days in which to prepare for closing. Purchaser may extend this period for an additional thirty (30) days by delivering to the Escrow Agent an additional non-refundable deposit of One Hundred Thousand and no/100 dollars ($100,000.00) which additional Deposit shall be applied toward the Purchase Price.

          (e) In connection with any evaluation of the Property, Purchaser shall not unreasonably interfere with the use and occupancy of the Property by the tenants thereof. Purchaser agrees to indemnify, defend and hold harmless Seller, Seller's affiliates, and their directors, officers, agents and employees, against and from, and shall obtain insurance coverage reasonably satisfactory to Seller for, any and all claims, damages, loss, liability, costs and expenses (including, without limitation, reasonable attorneys' fees), directly arising in connection with the activities of the Purchaser or its employees, agents, representatives or contractors in connection with the evaluation of the


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

Property by Seller. The immediately preceding sentence shall survive the termination of this Agreement and the Closing.

7.        Actions Pending Closing.

          (a) During the Study Period and prior to Closing, Seller undertakes and hereby covenants and agrees as follows:

              (i) It will not enter into or modify any lease with respect to the Properties, make any commitment, take any action or incur any obligation without the prior written consent of Purchaser, other than in the ordinary course of business and for a duration of less than one (1) year and which can be terminated by Seller with thirty (30) days notice;

              (ii) Seller will maintain the Real Properties and the Personal Property in substantially their present condition;

              (iii) Seller will not sell or dispose of, or cause to be sold or disposed of, all or any portion of the Real Properties or the Personal Property, other than in the ordinary course of business;

              (iv) Seller will apprise Purchaser of any event, circumstance or situation of which Seller becomes aware which would, in Seller's reasonable opinion, have a material adverse effect on the Real Properties, the Personal Property and/or the operations of the Facilities;

              (v) Seller shall cooperate with Purchaser to obtain consents of governmental officials regarding acquisition by Purchaser of necessary licenses and permits.

              (vi) Seller will not enter into any "back-up" contract for the purchase of the Facilities and/or enter into negotiations for a contract to purchase the Facilities.

          (b) If any agreements, undertakings or covenants in Paragraph 7(a) above shall be breached by Seller prior to Closing, then Purchaser shall have the right, in its sole discretion (i) to waive the breach or (ii) to terminate this Agreement, receive a return of the Deposit and pursue its remedies described in Paragraph 21(a) of this Agreement.

8.        Conditions Precedent to Closing.

          (a) The obligation of Seller to consummate the transactions contemplated herein shall be subject to the representations and warranties made by Purchaser hereunder being true and correct in all material respects and confirmed in writing on the date of Closing.

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          (b) The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the occurrence, satisfaction or waiver of the following conditions:

              (i) Seller shall have no knowledge of any suit, action, investigation, inquiry or other proceeding by any governmental authority or any other person, pending or threatened, relating to the Property or the operation of the Facilities, which would have a material adverse effect on the Properties;

              (ii) Purchaser shall have obtained all Department of Social Services licenses and permits necessary to complete the legal transfer to Purchaser of the Properties as operating independent and/or assisted living facilities, as is appropriate for each specific property. Purchaser agrees to use good faith efforts to obtain all such licenses and permits and to submit applications for such licenses and permits during the first thirty days of the Study Period: Purchaser shall promptly provide Seller with a copy of all such applications and will keep Seller apprised of the status of such application processing;

              (iii) Seller shall deliver to the Purchaser true copies of properly executed letters from Seller to all tenants under the Leases to be dated as of Closing, advising
                         of the change of                      ownership, which
                         letters may be prepared jointly by Seller and Purchaser at the option of Purchaser;

              (iv) All documents required hereunder for Closing shall have been executed and delivered by Seller.

          (c) In the event any condition precedent set forth in this Paragraph 8 is not satisfied in full as of the date scheduled for Closing, pursuant to
Section 9, as extended in accordance with such Section 9, the party in favor of whom such condition precedent is made may, in its sole discretion, (i) waive the condition in writing or (ii)provide the other party with written notice of its intention to terminate this Agreement. If the unsatisfied condition is not satisfied within five (5) days following receipt of such notice, then this Agreement shall be terminated, upon which, in the case of a failure of the conditions set forth in Paragraph 8(b), the Deposit and all accrued interest shall be returned to Purchaser and no party shall have any further obligation hereunder, provided however Seller shall have the right to extend the Closing date for up to sixty (60) days and Purchaser may not terminate the Agreement during such extention if the unsatisfied condition arises under Paragraph 8(b)(ii) and such licenses and permits can reasonably be obtained during the extention period.

9.        Closing.

          (a) Closing of the transactions contemplated hereby shall take place on or before 30 days after the expiration of the Study Period, unless extended as set forth in Paragraph 6(d), but in no event prior to January 2, 1997, provided the Conditions Precedent contained in Paragraph 8 are satisfied in their entirety, or waived, at the offices of the Escrow Agent provided, however, that the date for Closing may be postponed at the mutual agreement of the parties. TIME IS OF THE ESSENCE.

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          (b)    At Closing, Seller shall deliver the following documents to
                 Purchaser:

                 (i) The confirmation of the representations and warranties of Seller;

                 (ii) Bill of Sale pursuant to which the Seller transfers, assigns and conveys, without recourse, representation or warranty, all of its right, title and interest in and to all furniture, fixtures, equipment, appliances, inventory, supplies and other items of Personal Property used in connection with the operation of the Real Properties and now located upon the Real Properties;

                 (iii) Grant Deed, or its equivalent in recordable form conveying the Real Properties in fee simple to Purchaser;

                 (iv) Any and all other documents, instruments and agreements in form and content reasonably acceptable to Seller, which are necessary and appropriate in the reasonable opinion of Purchaser's counsel to transfer and convey the Real Properties and the Personal Property and all interests therein to Purchaser in accordance with this Agreement;

                 (v) A fully executed assignment and assumption agreement pursuant to which the Seller transfers, assigns and conveys all of its right, title and interest in, to and under all leases, tenancies and occupancy agreements relating to the Real Properties as well as any refundable security deposits made by tenants of the Real Properties which are now in the possession of the Seller;

                 (vi) A fully executed assignment and assumption agreement pursuant to which the Seller transfers, assigns and conveys all of its right, title and interest in, to and under any governmental permits and licenses, to the extent assignable; service and repair warranties and guaranties; all of Seller's right, if any, to the Property names subject to paragraph 1(b); contracts and agreements affecting the Properties after the Closing date; and all telephone exchange numbers;

                 (vii) A properly completed letter to each tenant under the Leases from Seller advising each of the transfer of the ownership of the Real Properties;

                 (viii) All plans, specifications and blueprints relating to the Real Properties which are in Seller's possession and have not previously been forwarded to Purchaser;

                 (ix) Keys to all improvements and to any lock which exists for the Facilities with a note on each key referencing the precise lock it opens;

                 (x) Such books, records (for the three most recent years), copies of contracts


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                            and other documents regarding the operation of the
                            Facilities which are in the possession of Seller and which Purchaser reasonably requires be provided to it;

                 (xi) A closing statement executed by Purchaser and Seller; and

                 (xii) Evidence of termination of employees of the Facilities.

          (c)    At Closing, Purchaser shall deliver the following:


                 (i) The Purchase Price in cash, less application of the Deposit and accrued interest;

                 (ii) The confirmation of the representations and warranties of Purchaser in form and content acceptable to Seller in its reasonable discretion;

                 (iii)      Acceptance of the assignments set forth in Paragraph
                            (b)(v) and (b)(vi) together with an assumption of the obligations under the leases and agreements assigned thereunder executed by Purchaser, and indemnification of Purchaser to Seller with respect thereto including reasonable attorneys' fees incurred by Seller in connection therewith; and

                 (iv) A closing statement executed by Purchaser and Seller.

10.       Certain Credits, Charges and Prorations.

          (a) All general real estate taxes and personal Property taxes for the current year with respect to the Real Properties and the Personal Property shall be prorated through the date of Closing, and all general real estate taxes and personal Property taxes for all prior years shall be paid in full by Seller prior to Closing. Seller shall pay, or credit to the Purchase Price at the option of Purchaser, all assessments, if any, prorated through the date of Closing that pertain in any way to the Real Properties or the Personal Property as of the date of Closing. Seller represents and warrants to Seller's actual knowledge, that it has received no notice of any pending assessments, or any threatened public improvements which could result in additional assessments being levied against the Real Properties or the Personal Property. Seller shall pay all accrued and unpaid water, sewer and other utility charges through the date of Closing.

          (b) Seller shall pay any and all taxes payable upon transfer of the Personal Property, the cost of preparing the Deed, Seller's attorneys' fees and costs. Purchaser shall pay the cost of recording the Deed, all costs of the title company selected by Purchaser to insure title and Purchaser's attorneys' fees and costs. The cost of all County and State transfer or recording taxes and all escrow fees shall be shared equally by the parties.

11.       Income and Expenses.

          (a) All income and expenses of the Real Properties shall be prorated on a daily basis between the


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
Seller and the Purchaser as of midnight prior to the date of Closing (the "Proration Date"). Such items to be prorated shall include:

                 (i)        Rents and income, if any;

                 (ii)       Utility charges, if any;

                 (iii)      Payments under service agreements, if any; and

                 (iv) Periodic charges or fees assessed by any governmental authority, if any.

          (b) Any escrow accounts held by any utility companies shall be either paid to the Seller or, if assigned to the Purchaser, Seller shall receive a credit at Closing for any such deposit.

          (c) The Purchaser shall receive all income from the Real Properties attributable to the period after the Proration Date and shall be responsible for all expenses of the Real Properties attributable to the period after the Proration Date.

12.       Risk of Loss.

          (a) Risk of loss shall remain with Seller until delivery of the Deed and Bill of Sale at Closing. Seller shall immediately notify Purchaser of any damage or destruction of all or any substantial portion of the Facilities or any condemnation or taking by eminent domain of any substantial portion of the Real Properties. Upon such notification, Purchaser shall have the option to declare this Agreement null and void and receive return of the Deposit and all accrued interest. In the event of any damage to the Real Properties or any condemnation or taking by eminent domain of the Real Properties, Purchaser, provided it proceeds to Closing and there is no reduction in the Purchase Price, shall be entitled to all condemnation awards or insurance proceeds received by Seller on account of such condemnation, damage or destruction if proceeds are payable after Closing. If proceeds are paid before Closing, said proceeds shall be deducted from the Purchase Price at Closing and Purchaser shall purchase the Real Properties and the Personal Properties subject to said damage or diminution. Any proceedings with respect to condemnation or insurance matters pending prior to Closing shall be undertaken by Seller exclusively; provided, however, in the event Purchaser shall be entitled to condemnation or insurance proceeds, the pending condemnation or insurance proceedings shall become the responsibility of Purchaser from and after Closing. Any proceedings with respect to condemnation or insurance matters pending at Closing will be assigned to Purchaser, with liabilities therefor delegated to Purchaser at Closing. Any such proceedings commenced after Closing will be Purchaser's responsibility. Purchaser shall have the further right to insure its equitable interest prior to Closing in the amounts and to the extent it deems necessary.

          (b) For the purposes of the above Paragraph 12(a), a "substantial portion" of the Real Properties shall be deemed to mean any damage or destruction to a Facility, the cost of repair of which exceeds Twenty Percent (20%) of the value of such Facility, or any taking equal to or greater than twenty percent Twenty Percent (20%) of the gross number of square feet contained in any one Facility and shall not include any taking of less than twenty percent (20%) of any one Facility unless such damage or taking shall preclude the use of such Facility as an assisted living facility.. If less than a substantial portion of the Real Properties shall be damaged or destroyed by a casualty or taken in condemnation or under the right of eminent domain before the Closing Date, then the parties


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


shall proceed to close the transaction contemplated herein, and any proceeds actually received by the Seller attributable to the Real Properties from such casualty, condemnation or eminent domain and any right the Seller may have to receive proceeds attributable to the Real Properties from such casualty, condemnation or eminent domain shall be delivered or assigned to the Purchaser at Closing or as soon as available, and there shall be no reduction in the Purchase Price.

          (c) The Purchaser shall have the right to terminate this Agreement within ten (10) days after written notice of such damage, destruction or condemnation as described in the above Paragraph 12(a). If the Purchaser does not elect to terminate this Agreement, the Purchaser shall be obligated to consummate this transaction.

13.       Representations and Warranties of Seller.

          (a)    Seller hereby represents and warrants to Purchaser as follows:

                 (i) Seller has full power and authority to execute this Agreement, to transfer the Real Properties and the Personal Property, and to perform the other obligations of the Seller hereunder.

                 (ii) The execution and performance of this Agreement does not violate the terms or conditions of any other agreement to which Seller is a party.


                 (iii) There will be as of Closing no contingent or other liabilities of the Seller, whether as maker, obligor, guarantor, surety or otherwise, which could affect the value of Purchaser's title to the Real Properties or the Personal Property following Closing other than those leases, contracts or other matter approved by Purchaser.

                 (iv) Except as otherwise specifically provided herein, there are no contracts including contractors for services or leasing agreements, relating to the Real Properties, the Personal Property, or the operation of the Facilities, to which Seller is a party or is bound, and which will bind Purchaser and the Property after the Closing, which are not terminable by Purchaser with not more than thirty (30) days written notice except for the leases and contracts identified on Exhibit C and Exhibit D.

                 (v) The individual resident leases for the facilities are in the form attached as Exhibit F, with no material changes in terms or conditions except for rental and for those identified on Exhibit G.

                 (vi) To the actual knowledge of Seller's Senior Executives there are no suits, actions or proceedings pending or threatened relating to the Real Properties or the Personal Property which would materially adversely affect the Properties or the operation of the Facilities, other than as disclosed in writing to Purchaser during the Study Period.

                 (vii) Except as disclosed to Purchaser, during Seller's ownership of the Properties, Seller has not caused or, to its actual knowledge permitted its tenants to cause any storage, discharge, spillage, controlled loss, seepage or filtration (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance, as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or in any other federal, state or local law governing hazardous substances, as such laws may be amended from time to time (collectively, the "Hazardous Waste Laws") at, upon, under or within the Properties, except in compliance with all applicable Hazardous Waste Laws.

                 (viii) To the actual knowledge of Seller's Senior Executives, Seller has not caused or permitted to occur, and shall not permit to exist, any conditions on the Properties which have caused a Spill in violation of the Hazardous Waste Laws, at, upon, under or within the Properties or on any contiguous real estate which has or could materially effect the Properties.

                 (ix) To the actual knowledge of Seller's Senior Executives, neither Seller nor any other party has been, is or will be involved in operations at the Properties, other than in the ordinary course of business of operating an Assisted Living facility which could lead to (a) the imposition of liability on the Seller or any subsequent owner of the Properties under the Hazardous Waste Laws, or (b) the creation of a lien on the Properties under the Hazardous Waste Laws.

(b) Any material breach of any representation or warranty contained herein which is not cured prior to Closing shall constitute a breach of this Agreement, entitling Purchaser to exercise the rights and remedies contained in Paragraph 21 hereof. Purchaser agrees to promptly notify Seller of any breach of Seller's representations and warranties contained herein of which Purchaser acquires knowledge prior to Closing. In such event Seller may elect within five (5) business days after Purchaser has notified Seller of such breach, to cure such breach in Seller's sole and absolute discretion. If Seller elects to cure the breach, Seller shall have the right to extend the Closing Date for up to five
(5) business days to cure the breach. If Seller does not elect to cure the breach, Purchaser's remedy for such breach shall be to either (i) terminate this Agreement, or (ii) waive such breach and proceed to close escrow. If Purchaser elects to terminate the Agreement, then Purchaser shall have the right to exercise its rights and remedies set forth in Paragraph 21 of this Agreement on a breach of this Agreement by Seller. If Purchaser does not terminate the Agreement, Purchaser shall be deemed to have expressly waived any and all remedies for the breach of any representation and warranty discovered by Purchaser prior to Closing. As a material inducement to the execution and delivery of this Agreement by Seller of its duties and obligations hereunder, Purchaser does hereby acknowledge and agree to and with Seller that as of the closing of Escrow, and except as expressly represented and warranted by Seller herein, (i) Purchaser is purchasing the Property in an "as is" condition as of the date of the Agreement with respect to any facts, circumstances, conditions and defects of all kinds, (ii) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or compensate Purchaser for same, (iii) Purchaser is and will be relying strictly and solely upon Purchaser's inspections and examinations, along with the advice and counsel of its own agents and officers, in connection with its evaluation of the Property and its purchase thereof, (iv) except as otherwise expressly set forth herein, Seller is not making and has not made any warranty or representation with respect to the Property, and (v) by reason of all the foregoing, Purchaser shall assume the risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property after Closing.

          (c) Each of the foregoing representations and warranties shall be reconfirmed as of Closing by the execution of a confirmation of representations and warranties, and as updated shall survive for one (1) year following Closing. Subsequent to Closing, Purchaser agrees to promptly notify Seller of any breach of Seller's representations and warranties contained herein of which Purchaser acquires knowledge after Closing. In such event, Seller may elect within five (5) business days after Purchaser has notified Seller of such breach, to cure such breach in Seller's sole and absolute discretion. If Seller does not elect to cure such breach, Purchaser shall be entitled to seek recovery of its damages resulting from such breach.

14.       Representations and Warranties of Purchaser.

          (a) Purchaser represents and warrants as follows:

              (i) The execution and performance of this Agreement does not violate the terms and conditions of any other agreement to which Purchaser is a party; and

              (ii) Purchaser has full power and authority to execute and perform this Agreement and to transfer the Real Properties and the "Personal Property".

          (b) Any material breach of any representation or warranty contained herein which is not cured prior to Closing shall constitute a breach of this Agreement, entitling Seller to exercise the rights and remedies contained in Paragraph 21 hereof.

          (c) Each of the foregoing representations and warranties shall be reconfirmed as of Closing by the execution of a confirmation of representations and warranties, which as updated, shall survive Closing for a period of two years.

15.       Intentionally Left Blank.

16.       Costs.

          Each party shall pay the costs and expenses of its legal counsel, accountants and other agents and personnel in respect to all aspects of the transaction contemplated hereby; provided, however, that Purchaser and Seller shall pay equally all fees and other charges of KPMG Peat Marwick relating to such audited financial statements pertaining to the Properties prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") which are specifically requested by Purchaser, except that if Purchaser shall terminate this Agreement other than due to a default by Seller, Purchaser shall pay all such accounting fees and charges.

17.       Brokers.

          Seller and Purchaser warrant to each other that there is no Broker/Agent in connection with this transaction. Each party warrants and represents to the other that no real estate broker or agent has been involved in negotiations leading to the execution of this Agreement and that no commission is owed to any broker or agent as a result of the action of such party. Each party agrees to indemnify, defend and hold the other harmless from any loss, liability, claim, cause of action, cost or charge (including reasonable attorneys' fees), arising from the assertion by any broker or agent that any fee or commission is owed because of the acts or agreement of such party.

18.       Notices.

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by recognized overnight courier service, or mailed, certified or registered mail, return receipt requested, with first class postage prepaid as follows:

          If to Seller:

                 Attn: Sandy Fleschman
                 Birtcher Properties, Ltd.
                 27611 La Paz Road
                 Laguna Niguel, California 92677

          With a copy to:

                 Attn: Jeffrey A. Heintz, Esq.
                 Munger, Tolles & Olson
                 355 South Grand Avenue
                 Suite 3500
                 Los Angeles,  CA.  90071

          If to Purchaser:

                 Attn: Dan Gorham
                 Sunrise Development, Inc.
                 9401 Lee Highway, Suite 300
                 Fairfax, Virginia  22031-1803

          With a copy to:

                 Attn: Wayne G. Tatusko, Esq.
                 Watt, Tieder and Hoffar, L.L.P.
                 7929 Westpark Drive, Suite 400
                 McLean, Virginia 22102-4200

or to such other person or place as the parties hereto shall furnish in writing to each of the other parties hereto. All notices shall be deemed to have been given upon the date of receipt.

19.       Further Assurance.

          Each of the parties hereto will, at Closing or at such other time as another party may reasonably request, without any cost or expense to the party so requesting, execute and deliver, or cause to be executed and delivered, to such other party such further instruments of transfer and conveyance and will take such other actions without cost to the performing party as may reasonably be requested to more effectively consummate the transactions contemplated by this Agreement.

20.       Assignment.

          This Agreement may not be assigned, in whole or in part, by any of the parties hereto without the written consent of all other parties, provided that Purchaser may assign its rights and obligations to any entity majority owned or controlled by Sunrise Assisted Living, Inc., and such entity shall be a permitted assignee hereunder. In the event of an assignment, the assignee shall then become a party to and be bound by this Agreement, with all rights, privileges and protections afforded hereunder.

21.       Remedies Upon Default.

          (a) If Seller materially defaults on any of its obligations hereunder, the Purchaser may, as its sole remedy hereunder, by serving notice in writing upon the Seller in the manner provided in this Agreement, either:

              (i) Terminate this Agreement and declare it null and void and receive a refund of the Deposit, together with all interest earned thereon; or

              (ii)       Seek specific performance against the Seller; or

              (iii) Bring suit for all of Purchaser's out of pocket costs and expenses, incurred in connection with the transaction;

              (iv) Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor.

          (b) PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER'S REMEDIES SHALL BE LIMITED TO THOSE REMEDIES DESCRIBED IN THIS PARAGRAPH 21(A).

    /s/  DBG                                     /s/ SJF
-------------------------                    ------------------------
  Purchaser's Initials                          Seller's Initials

          (c) IN THE EVENT THE CLOSING DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT (WHICH INCLUDES ANY INTEREST ACTUALLY ACCRUED THEREON). SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY PURCHASER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER EXCEPT FOR THE RIGHT OF THE

SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

    /s/  DBG                                     /s/ SJF
-------------------------                    ------------------------
  Purchaser's Initials                          Seller's Initials


22.      Confidentiality.

         No press release or public dissemination of the transaction contemplated herein shall be made before the Closing has occurred, unless upon the prior written agreement of the parties hereto; provided, however that Purchaser or Seller may disclose this transaction if and to the extent necessary to comply with securities laws, including in prospecturer or other securities filings by Purchaser. Purchaser shall provide Seller with a copy of any press release to be issued by Purchaser as required under the securities laws, as soon as reasonably possible prior to such release. Either party may issue press releases or public dissemination of the transaction upon the completion of the Closing, without the consent of the other.Except as necessary to comply with securities laws or as provided below, Purchaser shall maintain the confidentiality of all information obtained from the Sellers, their managing agents, past or present employees and representatives with respect to the Properties and the ownership, operation and management thereof and the terms and conditions of this Agreement (collectively, the "Information"), shall not directly or indirectly disclose any of the Information or permit the disclosure of any of the Information to any person or entity except professional advisers who have agreed to maintain such confidentiality, and shall not use the Information for any purpose other than evaluating the purchase and sale contemplated by this Agreement. Nothing contained herein shall prevent Purchaser's producing the Information pursuant to any court order or subpoena that Purchaser, on advice of counsel, believes to be bona fide, and in such event Purchaser shall give the Sellers immediate written notice of receipt of such order or subpoena, detailing the specific Information sought and for whom it is to be produced, so that Sellers (or any of them) and/or Senior Properties, Inc. (which is agreed to be an express third party beneficiary of this Paragraph) may seek a protective order or other appropriate remedy. Purchaser shall produce only that portion of the Information that Purchaser is advised by counsel that it is required to disclose and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to any Information so released. All of the Information is proprietary to Sellers and Senior Properties, Inc.



23.      Advice of Counsel and Construction.

         All parties to this Agreement have been represented by counsel or have had the opportunity to be so represented. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by both parties.

24.       Miscellaneous.

         (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior oral discussions or agreements are merged herein.

         (b) Singular and Plural, Genders. The singular shall be substituted for the plural, and vice versa, and any gender or the neuter for any other gender, as appropriate.

         (c) Headings. The headings of the paragraphs of this Agreement are inserted for convenience only, and shall not constitute a part of or limit the content of any paragraph.

         (d) Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective estates, heirs, executors, representatives, successors and assigns.

         (e) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (g) Exhibits. The description of Real Properties attached as Exhibit A hereto pursuant to Paragraph 1(a)(i) above, the schedule of "Personal Property" to be attached as Exhibit B hereto pursuant to Paragraph 1(b)(i) above, the schedule of leases attached as Exhibit C hereto pursuant to Paragraph 1(a)(ii) above, the Schedule of certain Contracts attached as Exhibit D ,the Audit and Collateral Checklist attached as Exhibit E hereto pursuant to Paragraph 4 above hereto are or shall be (in the case of Exhibit B), the resident leases for the Facilities attached as Exhibit F and any changes pertaining to the resident leases in terms and conditions attached as Exhibit G hereto pursuant to Paragraph 13(a)(viii) shall be incorporated in this Agreement as though fully set forth herein.

         (h) Waivers. No purported waiver of any provision of this Agreement shall be valid unless in writing signed by the person against whom such waiver is sought to be enforced.

         (i) Severability. In the event one or more of the provisions hereof shall be held to be illegal, invalid or unenforceable, such provision(s) shall be deemed severable and the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written for the uses and purposes herein contained.

                               SELLER:

                               Birtcher Properties, Ltd., a California limited partnership

                               By: Senior Properties, Inc., its sole
                         general partner


                               By:    /s/  Samford J. Fleschman
                                  -------------------------------
                               Name:     Samford J. Fleschman
                                     ----------------------------
                               Title:    Executive Vice President
                                     ----------------------------

                               PURCHASER:

                               Sunrise Development, Inc.,
                               a Virginia corporation

                               By:    /s/  D.B. Gorham
                                   ------------------------------
                               Name: Daniel B. Gorham
                               Title: Senior Vice President